                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)


                            CSK Auto Corporation
-------------------------------------------------------------------------------
                              (Name of Issuer)


                                   Class A
-------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 12596510
                   ----------------------------------
                              (CUSIP Number)


                             September 8, 2000
-------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/ Rule 13d-1(b)
/ / Rule 13d-1(c)
/ / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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CUSIP No. 12596510
Schedule 13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).
          Dresdner RCM Global Investors LLC 94-3244780

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     -0-%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA, OO
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

CUSIP No. 12596510
Schedule 13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).

          Dresdner RCM Global Investors
            US Holdings LLC 94-3244780

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     -0-%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     OO, HC
-------------------------------------------------------------------------------

CUSIP No. 12596510
Schedule 13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons (entities only).
          Dresdner Bank AG 13-2722082

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Frankfurt, Germany
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     -0-
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     -0-%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     BK, HC
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
          CSK Auto Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          645 East Missouri Avenue
          Phoenix, Arizona 85012
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
          (i)   Dresdner RCM Global Investors LLC
          (ii)  Dresdner RCM Global Investors US Holdings LLC
          (iii) Dresdner Bank AG
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          (i)   Four Embarcadero Center
                San Francisco, California 94111

          (ii)  Four Embarcadero Center
                San Francisco, California 94111

          (iii) Jurgen-Ponto-Platz 1
                60301 Frankfurt, Germany

          ---------------------------------------------------------------------
    (c)   Citizenship
          Dresdner RCM Global Investors LLC - Delaware
          Dresdner RCM Global Investors US Holdings LLC - Delaware
          Dresdner Bank AG - Frankfurt, Germany
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Class A
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          12596510
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (i)(e)   /X/ An investment adviser in accordance with section
                 240.13d-1(b)(1)(ii)(E).

    (ii)(g)  /X/ A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (iii)(g) /X/ A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

ITEM 4.  OWNERSHIP

    See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    See Exhibit A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not Applicable.

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 8, 2000

By /s/ Susan C. Gause
   Susan C. Gause
   In her capacity as
   Chief Executive Officer
   of Dresdner RCM Global
   Investors LLC, Chief Executive Officer of
   Dresdner RCM Global
   Investors US Holdings LLC,
   and as Attorney-In-Fact
   for Dresdner Bank AG

EXHIBIT A

Dresdner RCM Global Investors LLC ("Dresdner RCM") is an investment adviser and a wholly owned subsidiary of Dresdner RCM US Holdings LLC ("DRCM Holdings"). DRCM Holdings, a Delaware Limited Liability Company, is a wholly owned subsidiary of Dresdner Bank AG ("Dresdner"). Dresdner is an international banking organization headquartered in Frankfurt, Germany.

Dresdner RCM has filed this Schedule 13G pursuant to Section
240.13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934 (the "Act"). DRCM Holdings and Dresdner have filed this Schedule 13G pursuant to Section 240.13d-(b)(1)(ii)(G) of the Act.

Dresdner RCM, DRCM Holdings and Dresdner are filing a joint statement on
Schedule 13G under the Act in connection with the common stock of CSK Auto Corporation. Previously, Dresdner RCM and DRCM Holdings filed separately from Dresdner.

Dresdner RCM, DRCM Holdings and Dresdner are each responsible for the timely filing of Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein, but none of them is responsible for the completeness or accuracy of the information of the other.

September 8, 2000

By /s/ Susan C. Gause
   Susan C. Gause
   In her capacity as
   Chief Executive Officer
   of Dresdner RCM Global
   Investors LLC, Chief Executive Officer of
   Dresdner RCM Global
   Investors US Holdings LLC,
   and as Attorney-In-Fact
   for Dresdner Bank AG

EXHIBIT B

                               POWER OF ATTORNEY

Dresdner Bank AG, a bank incorporated under the Laws of the Federal Republic of Germany, having its principal office at Jurgen-Ponto-Platz 1, Frankfurt am Main, Germany hereby authorizes

                               William L. Price,
                              Susan C. Gause, or
                               Timothy B. Parker

each of them individually as attorney-in-fact and agent, to represent, sign, and deliver on behalf of Dresdner Bank AG, Frankfurt am Main, Schedule 13D,
Schedule 13G or Form 13F under the Securities Exchange Act of 1934, as applicable, and all such other documents and make such other declarations as the attorney-in-fact shall deem appropriate in connection with the filing of such schedules and documents with the U.S. Securities and Exchange Commission (the "SEC") or with any other necessary person or entity, and to complete such schedules or documents and to make such statements or do such acts as are necessary to effect such filing. This Power of Attorney includes the power to effect such filing on EDGAR, the SEC's Electronic Data Gathering, Analysis, and Retrieval system. This Power of Attorney is valid for any acts required to effect the above-mentioned filings and will remain valid until being revoked by Dresdner Bank AG in writing.

Frankfurt am Main, January 29, 1999

                                 Dresdner Bank AG

By:  /s/ Alfred Schulze
     Alfred Schulze
Title:  Senior Manager

By:  /s/ Dr. Reinhard Preusche
     Dr. Reinhard Preusche
Title:  General Manager